ECD OVONICS ANNOUNCES STRATEGIC BUSINESS RESTRUCTURING

        To Focus on Accelerating the Commercialization of Its Products

Rochester Hills, Mich., Aug. 12, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that its Board of Directors has unanimously approved Management's business restructuring plan to take full advantage of the favorable battery settlement agreement announced on July 7, 2004 and the increasing market interest in solar energy systems and hybrid electric vehicles. The restructuring plan accelerates the company's transition to an organization focused on commercializing its products and technologies by concentrating on the activities of its joint venture companies and its subsidiary United Solar Ovonic with the goal to move the company into a position of having sustained profitability by July 2006.

"The restructuring will increase our product revenues while enabling us to carry out major cost-reduction measures, including significant reductions in the workforce to right size activities to support our core commercial businesses," Robert C. Stempel, Chairman and CEO, said. "ECD will manage a reduced portfolio of advanced product development activities and a leaner R&D team to grow future businesses."

The core commercial businesses on which the company is focusing are:

    o United Solar Ovonic Corp. - a wholly owned subsidiary, manufacturing and selling its proprietary lightweight flexible Ovonic solar panels and photovoltaic systems for a variety of applications into a rapidly expanding market;

    o Cobasys - a 50-50 joint venture with ChevronTexaco Technology Ventures LLC (ChevronTexaco) that manufacturers and markets proprietary prismatic Ovonic NiMH batteries for hybrid vehicles, telecommunications, and stationary energy-storage applications. These battery systems are the enabling technology for the rapidly growing hybrid vehicle market;

    o Ovonyx, Inc. - 41% owned by ECD, develops and licenses its proprietary Ovonic Unified Memory (OUM), a non-volatile memory technology that is currently being commercialized by Intel, STMicroelectronics and BAE;

    o Texaco Ovonic Hydrogen Systems - a 50-50 joint venture with ChevronTexaco that is developing and commercializing its proprietary


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          reversible solid metal-hydride-based low-pressure hydrogen storage systems for a variety of stationary and transportation applications.

Robert C. Stempel, Stanford R. Ovshinsky, President and CTO, and James R. Metzger, COO, are committed to implement the restructuring plan as quickly as possible. This will lead to a major change and simplification of the organization, cascading from the new management roles announced in February 2004. Jim Metzger will have full responsibility, accountability and authority to execute the restructuring plan.

Commenting on ECD's commercial focus, Messrs. Metzger and Stempel in a joint statement said, "Our strategy is to move ECD from a highly successful research-oriented company to the next phase of development, which is to commercialize the products we have developed and concentrate on growing sales revenues and equity value in our core commercial businesses. Our goal is to move the company into a position of sustained profitability by July 2006."

Stan Ovshinsky said, "With these successes in place from our past research and development activities, we must concentrate on getting the other products under development to achieve the same successful results. As we transition to a more commercially focused business, we need to change the mix of skills within the organization. Despite our commitment to fast growth in our core commercial businesses, we will unfortunately be losing some good people over the next few months. We appreciate our colleagues' many contributions to the company and look forward to the future."

The market for photovoltaics is expanding at 20-25% annually and United Solar Ovonic is experiencing strong demand for its products with sales up more than 70% in Fiscal Year 2004 compared to Fiscal Year 2003. We anticipated this growth when ECD acquired 100% of United Solar Ovonic in May of 2003. Additionally, we believe that our aerospace business will add to further PV revenues.

The successful battery settlement agreement among ECD, Ovonic Battery, Cobasys, Matsushita Electric Industrial Co., Panasonic EV Energy (PEVE) and Toyota Motor Corporation provides for technical cooperation between Cobasys and PEVE and offers important advantages for Cobasys in North America.

ECD will continue its strategy to develop further advanced energy and information products, form joint venture companies and strategic alliances to transition these activities into commercial businesses, and further strengthen its equity growth. Increased license and royalty income will be sought from its extensive Intellectual Property portfolio. Non-core business activities will be downsized, licensed or spun off to improve cash flow, which will in turn help fund advanced development activities to provide future innovative business


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opportunities, to maintain and extend the company's extensive Intellectual
Property base, and to transition new inventions into commercially viable products.

ECD will hold a conference call, ID# 9415335, today at 10:30 a.m. ET to discuss its commercial strategies. Access to the call can be obtained by calling 1.877.858.2512 or, for international callers, 706.634.1291. You may also listen to the live webcast at http://www.ovonic.com/investor, where it will be archived for seven days.


About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contact:
Dick Thompson, Media Relations
Energy Conversion Devices, Inc.
248.293.0440